Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Experts”, and “Representations and Warranties” (paragraphs 4.1(f) and 4.2(g)) in the Combined Information Statement of Pioneer Corporate High Yield Fund and Prospectus for Pioneer Dynamic Credit Fund which is included in this Registration Statement on Form N-14.

We also consent to the incorporation by reference of our report, dated October 29, 2019 on the financial statements and financial highlights of Pioneer Corporate High Yield Fund (one of the funds constituting Pioneer Series Trust V) as of August 31, 2019, which are included in this Registration Statement on Form N-14.

We also consent to the incorporation by reference of our report, dated May 29, 2020, on the financial statements and financial highlights of Pioneer Dynamic Credit Fund (one of the funds constituting Pioneer Series Trust X) as of March 31, 2020, which are included in this Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 26, 2020